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                                                                Exhibit No. 99.1



                                                 PRESS RELEASE
                                                 FOR INFORMATION CONTACT:
                                                 Murray Pitkowsky
                                                 Senior VP and CFO
                                                 Datascope Corp.
                                                 14 Philips Parkway
                                                 Montvale, NJ  07645
                                                 (201) 307-5504



         FOR IMMEDIATE RELEASE:

               DATASCOPE REPORTS HIGHER FIRST QUARTER 2005 RESULTS

         Montvale, New Jersey, October 28, 2004 . . . Datascope Corp. (Nasdaq:
DSCP) reported net earnings for the first quarter of fiscal 2005 ended September 30, 2004, of $4.7 million, 12% higher than the comparable quarter last year. Earnings per diluted share were 31 cents versus 28 cents last year. Sales for the quarter increased 4% to $80.3 million from $77.1 million last year, with foreign exchange contributing $1.2 million of the increase.

         The increase in first quarter earnings was primarily attributable to increased sales and a higher gross profit margin. Research and Development expenses increased 20% to $8.6 million in the first quarter this year compared to $7.2 million last year, reflecting the company's continued increased investment in new product development.

         Sales of patient monitoring products increased 3% to $32.1 million, due to higher sales of the recently introduced Spectrum(TM) and Trio(TM) monitors, increased sales of Masimo SET(R)(1) pulse oximetry sensors and favorable foreign exchange translation of $0.4 million. Patient monitoring sales increased despite lower sales of central systems resulting from the transition to Datascope's new Panorama(TM) central monitoring system. Panorama was developed by Datascope and replaces a system that was purchased from an OEM supplier. First quarter shipments of Panorama increased substantially over the prior quarter and shipments are expected to continue to increase throughout the current fiscal year as additional software is released.

         Cardiac Assist product sales in the first quarter increased 14% to $32.5 million, as a result of higher shipments of balloon pumps and favorable foreign exchange translation of $0.4 million. Higher pump sales reflect continued strong worldwide demand for the new CS100(TM), Datascope's first fully automatic pump introduced in August 2003. Increased international shipments of balloon catheters also contributed to the sales increase.

         First quarter sales of Interventional Products were $7.8 million, 24% below a year ago, as sales of vascular closure devices continued to decrease. Combined sales of two new products introduced last year, Safeguard(TM) and ProLumen(TM), made a significant contribution to sales in the first quarter. Safeguard is a manual compression assist device and ProLumen is a new thrombectomy device to effectively clear blood clots from blocked dialysis access sites. As previously reported, in addition to new products being developed for the dialysis market, the company expects to introduce two new vascular closure products in this fiscal year with the objective of reversing the decline of its vascular closure sales. In the third quarter of fiscal 2005, the company plans to introduce X-Site(R), an innovative suture-based closure device, and during the second quarter the company expects to submit a PMA supplement to the FDA for a new innovative collagen-based vascular closure device.

---------------
(1) Masimo SET is a registered trademark of Masimo Corporation.

         Sales of InterVascular Inc.'s products were $7.6 million, 12% above last year, reflecting increased shipments to international distributors, shipments to a new OEM distributor and favorable foreign exchange of $0.3 million. At the European Society for Vascular Surgery meeting in September 2004, InterVascular introduced a newly approved method for applying the antibiotic rifampicin to InterVascular's grafts and patches, a development that is expected to strengthen InterVascular's competitive position in Europe. Labeling incorporating the new method using rifampicin received the CE Mark in Europe in March 2004.

         The company's financial position remained strong at the end of the first quarter. As of September 30, 2004, total cash and short- and long-term marketable securities amounted to $81.3 million, compared to $69.4 million at June 30, 2004. Capital expenditures for the first quarter of fiscal 2005 amounted to $1.7 million compared to $0.8 million last year.

         On September 20, 2004, the Board of Directors declared a special dividend of $2.00 per share and an increase in the regular quarterly dividend to 7 cents per share from 5 cents per share. Both dividends, which amounted to $30.6 million, were paid on October 8, 2004 to shareholders of record on September 30, 2004.

         On May 16, 2001, the Board of Directors authorized $40 million to buy shares of its common stock from time to time, subject to market conditions and other relevant factors affecting the company. To date the company has repurchased approximately 708 thousand shares at a cost of $29.3 million. The remaining balance under the existing share repurchase program is $10.7 million.

         Datascope's news releases and other company information, including specifics about its October 29, 2004 conference call and webcast (at 12:00 noon, EDT, call in number: (800) 811-8824), can be found on the company's website, www.datascope.com.

         Datascope Corp. is a diversified medical device company that manufactures (itself or through agreements with unaffiliated companies) and markets proprietary products for clinical health care markets in interventional cardiology and radiology, cardiovascular and vascular surgery, anesthesiology, emergency medicine and critical care.

         This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements as a result of many important factors. Many of these important factors cannot be predicted or quantified and are outside our control, including the risk that software releases will not be timely released and Panorama sales will not increase in fiscal 2005, the possibility that new product introductions in the Interventional Products division will not reverse the decline of vascular closure sales, that the newly approved method for applying the antibiotic rifampicin to InterVascular's grafts and patches will not strengthen InterVascular's competitive position in Europe, that market conditions may change, particularly as the result of competitive activity in the markets served by the company, the company's dependence on certain unaffiliated suppliers (including single source manufacturers) for Patient Monitoring, Cardiac Assist and Interventional products and the company's ability to gain market acceptance for new products. Additional risks are the ability of the company to successfully introduce new products, continued demand for the company's products generally, rapid and significant changes that characterize the medical device industry and the ability to continue to respond to such changes, the uncertain timing of regulatory approvals, as well as other risks detailed in documents filed by Datascope with the Securities and Exchange Commission.

                        DATASCOPE CORP. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                    (In thousands, except per share amounts)

                                               THREE MONTHS ENDED
                                                 SEPTEMBER 30,
                                     ---------------------------------------
                                             2004                 2003
                                     ------------------    -----------------

NET SALES                                 $ 80,300               $ 77,100
                                          --------               --------
Costs and Expenses:
  Cost of sales                             31,952                 31,878
  Research and development
    expenses                                 8,636                  7,223
  Selling, general and
    administrative expenses                 33,383                 32,093
                                          --------               --------
                                            73,971                 71,194
                                          --------               --------
OPERATING EARNINGS                           6,329                  5,906
Other (Income) Expense:
  Interest income                             (525)                  (386)
  Other, net                                    14                    116
                                          --------               --------
                                              (511)                  (270)
                                          --------               --------
EARNINGS BEFORE TAXES ON INCOME              6,840                  6,176
Taxes on Income                              2,120                  1,976
                                          --------               --------
NET EARNINGS                              $  4,720               $  4,200
                                          ========               ========

Earnings Per Share, Basic                 $   0.32               $   0.28
                                          ========               ========

Weighted average common
   shares outstanding, Basic                14,792                 14,770
                                          ========               ========

Earnings Per Share, Diluted               $   0.31               $   0.28
                                          ========               ========

Weighted average common
   shares outstanding, Diluted               15,213                 15,004
                                           ========               ========

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                        Datascope Corp. and Subsidiaries
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                    (In thousands, except per share amounts)

                                                                      SEPT 30,                  JUNE 30,
                                                                        2004                      2004
                                                                ---------------------     ---------------------
ASSETS
Current Assets:
  Cash and cash equivalents                                             $  10,988               $   8,123
  Short-term investments                                                   19,421                  16,013
  Accounts receivable less allowance for
    doubtful accounts of $2,487 and $2,414                                 66,284                  70,603
  Inventories, net                                                         55,165                  52,858
  Prepaid income taxes                                                         --                  10,042
  Prepaid expenses and other current assets                                 9,536                   8,529
  Current deferred taxes                                                    7,055                   6,500
                                                                        ---------               ---------
      Total Current Assets                                                168,449                 172,668

Property, Plant and Equipment, net of accumulated
   depreciation of $77,237 and $74,608                                     89,788                  88,915
Long-term Investments                                                      57,884                  52,223
Intangible Assets                                                          23,950                  23,748
Other Assets                                                               31,007                  30,781
                                                                        ---------               ---------
                                                                        $ 371,078               $ 368,335
                                                                        =========               =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable                                                      $  17,704               $  16,982
  Dividends payable                                                        30,625                     740
  Accrued expenses                                                         13,600                  15,050
  Accrued compensation                                                     12,395                  15,840
  Deferred revenue                                                          3,946                   4,188
  Income taxes payable                                                      1,261                      --
                                                                        ---------               ---------
      Total Current Liabilities                                            79,531                  52,800

Other Liabilities                                                          24,231                  22,965
Stockholders' Equity
  Preferred stock, par value $1.00 per share:
    Authorized 5 million shares; Issued, none                                  --                      --
  Common stock, par value $.01 per share:
    Authorized, 45 million shares;
    Issued, 18,104 and 18,044 shares                                          181                     180
  Additional paid-in capital                                               83,327                  81,571
  Treasury stock at cost, 3,310 and 3,254 shares                          (99,262)                (97,177)
  Retained earnings                                                       285,708                 311,643
  Accumulated other comprehensive loss:
    Cumulative translation adjustments                                     (2,095)                 (2,502)
    Minimum pension liability adjustments                                    (619)                   (619)
    Unrealized gain (loss) on available-for-sale securities                    76                    (526)
                                                                        ---------               ---------
      Total Stockholders' Equity                                          267,316                 292,570
                                                                        ---------               ---------
                                                                        $ 371,078               $ 368,335
                                                                        =========               =========